Align Alternative Access Fund

(ALTIX)

Class I Shares of Beneficial Interest

Supplement dated December 12, 2025 to the Prospectus and

Statement of Additional Information (“SAI”), each dated May 8, 2025

At a meeting of the Board of Trustees of Align Alternative Access Fund (the “Fund”) held on December 4, 2025, the Board approved ACA Group to provide certain services to the Fund and approved the compensation for the CCO. Accordingly, the Prospectus and SAI are hereby updated to reflect the appointment of Andrew Jones as the Chief Compliance Officer of the Fund and Thomas Perugini as the Principal Financial Officer, both of the ACA Group, effective as of December 4, 2025. Any references to the prior CCO and PFO are removed.

The Interested Trustees and Officers table in section 3 entitled “Interested Trustees and Officers” on page 13 of the SAI is hereby deleted in its entirety and replaced with the following:

Name, Address* and Year of Birth	Position/ Term of Office**	Principal Occupation During the Past Five Years	Number of Portfolios in Fund Complex Overseen by Trustee	Other Directorships held by Trustee During Last 5 Years
Charles Failla (1968)	Trustee (since May 2024), Chairman of the Board, President, CEO, Secretary (since December 2024).	Managing Member of Sovereign Financial Group, Inc.	1	None
Carmen Failla (1970)	Vice President and Derivatives Risk Manager (since April 2025).	Fixed Income Specialist, Sovereign Financial Group, Inc.	N/A	N/A
Andrew Jones (1994)	Chief Compliance Officer/AMLCO (since December 4, 2025)	Senior Principal Consultant and Fund Chief Compliance Officer, ACA Group, since August 2022; Due Diligence Manager, Foreside Financial Group (2020 – August 2022).	N/A	N/A
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Thomas Perugini (1969)	Principal Financial Officer (since December 4, 2025)	Fund Principal Financial Officer, ACA Group (May 2023 - Present); Product Vice President, State Street Bank & Trust Company (January 2019 – May 2023).	N/A	N/A

Please retain this Supplement for future reference.

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